Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

John G. Heindel

Chairman, President, Chief Executive Officer, Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II TO REMAIN LISTED ON NASDAQ, SUBJECT TO CONDITIONS

GALION, Ohio, April 4, 2008 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment for the communications industry, today announced that it has received a decision from The NASDAQ Listing Qualifications Panel that the Company has been granted its request to remain listed on the NASDAQ Capital Market, subject to the following conditions: (i) On or before May 7, 2008 the Company shall inform the Panel that it has obtained shareholder approval for and implemented a reverse stock split; and (ii) by May 22, 2008, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of 10 prior consecutive trading days.

PECO II expects that the reverse stock split will allow the Company to regain compliance with the $1.00 per share minimum closing bid price requirement. The Company is seeking shareholder approval of the reverse stock split at its 2008 Annual Meeting to be held on May 6, 2008. Additional information about the reverse stock split is available in the Company’s definitive proxy materials, which have been filed with the Securities and Exchange Commission.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures, and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a failure to obtain shareholder approval for the proposed reverse stock split; and our ability to satisfy all continued listing requirements of The NASDAQ Capital Market. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

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